Exhibit 10.16

Credit Letter

Date: May 8, 2006
To: Fuwei Films ( Shandong) Company Limited

Based upon the current operation performance of the Company and after careful consideration, we agree to maintain your Company’s credit line for the next two years ( Including year 2006). The Company shall conduct the required procedures in accordance with our requirements.

Regards,

Weifang Branch, Bank of Communications

Seal: